UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2009

ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 14, 2009, the Toronto Stock Exchange (the “TSX”) announced that it had granted the voluntary application of Oncothyreon Inc. (the “Company”) to delist its shares of common stock from the TSX.  The voluntary delisting of the Company’s shares from the TSX will be effective at the close of trading on October 22, 2009.  The Company’s common stock will continue to be listed on The NASDAQ Global Market.

The Company’s Board of Directors (the “Board”) approved the application to voluntarily delist from the TSX after weighing the expenses attendant to maintaining a dual listing of the Company’s common stock against the perceived stockholder benefit accrued from trading on disparate platforms. The Company does not expect that the voluntary delisting from the TSX will have any impact on the day-to-day operation of the Company or a material impact on its stockholders.

Contingent upon the effectiveness of the voluntary delisting, the Company’s Amended and Restated Restricted Share Unit Plan (the “RSU Plan”), Amended and Restated Share Option Plan (the “Option Plan”) and the form of Stock Option Agreement (the “Option Agreement”) used with the Option Plan will be amended to remove references to the TSX and make certain other housekeeping changes necessitated by the voluntary delisting from the TSX.

The foregoing description of the amendments to the RSU Plan, Option Plan and Option Agreement is qualified in its entirety by reference to the actual terms of the RSU Plan, Option Plan and Option Agreement, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Restricted Share Unit Plan.
10.2	Amended and Restated Share Option Plan.
10.3	Form of Stock Option Agreement under the Amended and Restated Share Option Plan.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President & Chief Executive Officer

Date: October 14, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Restricted Share Unit Plan.
10.2	Amended and Restated Share Option Plan.
10.3	Form of Stock Option Agreement under the Amended and Restated Share Option Plan.